Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2010, with respect to the financial statements and supplemental schedule of Flushing Savings Bank, FSB 401(k) Savings Plan on Form 11-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Flushing Financial Corporation on Form S-8 (File Nos. 33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; 333-136669, effective August 16, 2006; 333-151185, effective May 23, 2008; and 333-151187, effective May 23, 2008 and 333-163010, effective November 11, 2009), and Form S-3 (File Nos. 333-155762, effective January 8, 2009).

/s/ GRANT THORNTON LLP
New York, New York
June 29, 2010